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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference on Form S-8 of the Virginia Bankers Association Defined Contribution Plan for James River Bankshares, Inc. (the Plan) of our report dated April 10, 2001, relating to the statements of net assets available for benefits as of December 31, 2000 and 1999, and the statements of changes in net assets available for benefits for the years ended December 31, 2000 and 1999, which reports appear in the December 31, 2000 annual report on Form 11-K of the Plan.


                              /s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
June 19, 2001